U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 3

      INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
    Section 30(f) of the Investment Company Act of 1940

_____________________________________________________________________________
1.   Name and Address of Reporting Person*

    Valle                         Marco                    Leif
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   (Last)                            (First)              (Middle)

    851 S. Rampart Dr. # 150
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    (Street)

    Las Vegas                 NV                     89145
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   (City)                            (State)                (Zip)
_______________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     July 11, 2002
_______________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

       Vista Continental Corporation
     VICC
________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ ]  Director                             [ ]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

     Vice-President Operations
___________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


_____________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person (See Explanation Below)

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             Table I -- Non-Derivative Securities Beneficially Owned
====================================================================

                                                                           3. Ownership Form:
                            2. Amount of Securities             Direct (D) or
1. Title of Security           Beneficially Owned               Indirect (I)           4. Nature of Indirect
                                                                                         Beneficial Ownership
   (Instr. 4)                  (Instr. 4)                       (Instr. 5)                (Instr. 4)
-----------------------------------------------------------------------------------------------------------------

Common Stock                      -0-
---------------------------------------------------------------------------------------------------------------


*    If the Form is filed by more than one Reporting  Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-0)

Table II -- Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

==========================================================

                                                                                                       5. Owner-
                                                  3. Title and Amount of Securities                       ship
                                                      Underlying Derivative Security                      Form of
                         2. Date Exercisable                 (Instr. 4)                                   Derivative
                            and Expiration Date     ---------------------------------    4. Conver-       Security:
                            (Month/Day/Year)                               Amount           sion or       Direct      6. Nature of
                         ----------------------                            or               Exercise      (D) or         Indirect
                         Date       Expira-                                Number           Price of      Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative    (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security      Instr. 5)      (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

N/A
------------------------------------------------------------------------------------------------------------------------------------

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-------------------------------------------------------------------------- ---------------------------------------------------------

====================================================================================================================================

Explanation of Responses:




/s/      Marco Valle                                       August 8, 2002
-------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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